Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL COMMENTS ON COMPLAINT

LEXINGTON, KY, October 10, 2005 - Tempur-Pedic International, Inc. (NYSE:TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, announced today that on October 7, 2005 a complaint was filed in the United States District Court for the Eastern District of Kentucky. The complaint is a purported class action and names the Company and certain of its officers and directors as defendants.

The lawsuit alleges violations of federal securities laws, and the central allegation is that certain of the Company’s public disclosures between April 22, 2005 and September 19, 2005 were false or misleading. The Company adamantly denies that any of its public disclosures have violated any federal securities law. The Company believes that this lawsuit is baseless, and it intends to vigorously defend against all claims asserted in the case.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

For more information, visit http://www.tempurpedic.com or call 800-805-3635.